Exhibit 4.1

1263
CERTIFICATE No.

1263
CERTIFICATE No.

Elbit Imaging Ltd.
incorporated under the Companies Ordinance

SHARE CERTIFICATE

THIS IS TO CERTIFY that
of
Is the Registered a Holder of

Fully paid up Ordinary Shares each
numbered

inclusive, in ELBIT IMAGING LTD, subject to the Memorandum and Articles of Association of the company.

Given under the Seal of the company at Tel-Aviv
this day of 200
Secretary
Director
Director